Filed Pursuant to Rule 433

Registration No. 333-207810

Dated May 19, 2017

FINAL TERM SHEET

Issuer:	Baxter International Inc.

Security:	1.300% Senior Notes due 2025 (the “Notes”)

Ratings (Moody’s / S&P / Fitch)*:	Baa2 (stable) / A- (stable) / BBB+ (stable)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	€600,000,000

Trade Date:	May 19, 2017

Settlement Date:	May 30, 2017 (T+6)

Maturity Date:	May 30, 2025

Interest Payment Dates:	Annually on each May 30th

First Interest Payment Date:	May 30, 2018

Benchmark Security:	DBR 0.500% due February 15, 2025

Benchmark Security Price / Yield:	103.410 / 0.058%

Spread to Benchmark Security:	+126.0 bps

Mid-swap Yield:	0.568%

Spread to Mid-swap:	+75 bps

Yield to Maturity:	1.318%

Coupon:	1.300%

Issue Price:	99.864%

Day Count Basis:	ACTUAL / ACTUAL (ICMA)

Use of Proceeds:	General corporate purposes.

Optional Redemption:	The Notes will be redeemable, at the Company’s option, at any time, in whole or in part.

If the Notes are redeemed before the date that is three months prior to their maturity date (the “Par Call Date”), the Notes may be redeemed at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (including any additional amounts) if any, to, but excluding, the date of redemption; and

(ii) the sum of the present values of the principal amount of the Notes to be redeemed and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the Par Call Date, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the preliminary prospectus supplement) plus 20 basis points, plus accrued and unpaid interest (including any additional amounts), if any, to, but excluding, the date of redemption.

If the Notes are redeemed on or after the date that is three months prior to their maturity date, the Notes will be redeemable in whole at any time or in part, from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (including any additional amounts), if any, to, but excluding, the date of redemption.

Redemption for Tax Reasons:	If, as a result of any change in, or amendment to, the tax laws of the United States or the official application or interpretation thereof, the Company becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Company, will become obligated to pay additional amounts with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes at 100% of the principal amount, plus accrued and unpaid interest (including any additional amounts), if any, to, but excluding, the date of redemption.

Minimum Denomination:	€100,000 x €1,000

CUSIP / ISIN / Common Code:	071813BS7 / XS1577962084 / 157796208

Settlement and Trading:	Through the facilities of Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A.

Governing Law:	New York law

Listing:	New York Stock Exchange

Joint Book-Running Managers:	Deutsche Bank AG, London Branch Goldman Sachs & Co. LLC J.P. Morgan Securities plc

Co-Managers:

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Barclays Bank PLC

Citigroup Global Markets Limited

Credit Suisse Securities (Europe) Limited

Danske Bank A/S

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

Merrill Lynch International

Mizuho International plc

MUFG Securities Americas Inc.

TD Securities (USA) LLC

UBS Limited

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. In the case of Deutsche Bank AG, London Branch, you may request the prospectus by contacting Deutsche Bank AG, London Branch toll-free at +1-800-503-4611; in the case of Goldman Sachs & Co. LLC, you may request the prospectus by contacting Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY, 10282, telephone: 1-866-471-2526, or facsimile 1-212-902-9316, or email: prospectus-ny@ny.email.gs.com; in the case of J.P. Morgan Securities plc, you may request the prospectus by contacting J.P. Morgan Securities plc, telephone (collect): +44-207-134-2468.

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